Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Network Equipment Technologies, Inc. (the “Company”) on Form S-8 of our reports dated May 28, 2008 relating to the financial statements and financial statement schedule of the Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended March 28, 2008.

/s/  DELOITTE & TOUCHE LLP

San Jose, California

August 15, 2008